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                                 Exhibit 10.10

                     THIRD AMENDMENT TO AGREEMENT OF LEASE


The Third Amendment to Agreement of Lease (the "Amendment") is made and is entered into as of March 2, 1998 by and between Teachers Insurance & Annuity Association, a New York Corporation (the "Landlord"), and Focal Communications Corporation, (the "Tenant"), for the purpose of amending that certain Agreement of Lease entered into by and between Landlord and Tenant on December 31, 1996, amended on the 14th day of May 1997, and amended the 15th day of November 1997, (the "Lease"), pursuant to which Landlord leased to Tenant approximately 20,591 rentable square feet in the building located at and known as the Florsheim Tower, 200 North LaSalle, Chicago, Illinois 60601, Suites 820 and LL05; Lower Level and the Eighth Floor (the "Building"), which Building is situated on that certain parcel of realty property described in the Lease (as the "Land").

                                  WITNESSETH:

WHEREAS, Tenant desires to install on the roof of the Building a non-penetrating, pedestal-mount, Global Timing Receiver Antenna, 12 inches in diameter and 7 inches in height, (hereafter referred to as the "Communications Device").

WHEREAS, Landlord has agreed, subject to the terms and conditions herein, to permit Tenant to install, at Tenant's sole cost and expense, the Communications Device.

NOW, THEREFORE, Landlord and Tenant agree, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, that the Lease shall be hereby amended as follows:

1. Tenant may install, at Tenant's Sole cost and expense, the Communications Device on the roof of the Building for Tenant's exclusive use in a location acceptable to Landlord; provided, however, that if, at any time, the Communications Device conflicts with any existing communication rooftop devices, Tenant must replace the equipment with a less powerful device, or remove it at no cost to the Landlord. Tenant shall install the Communications Device in a method acceptable to Landlord in Landlord's sole and reasonable discretion. Prior to commencing the installation of the Communications Device, Tenant shall (i) provide Landlord with a copy of the plans and specifications pertaining to the Communications Device and installation thereof, which plans and specifications must be approved by Landlord prior to Tenant Commencing installation of the Communications Device, said approval not to be unreasonably withheld and (ii) obtain, at Tenant's sole cost and expense, all permits, licenses, zoning and other approvals (collectively "the Approvals") required for the lawful installation and operation of the Communications Device, copies of which Approvals shall be provided to Landlord
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     by Tenant prior to Tenant commencing installation of the Communications
     Device. Landlord hereby agrees to cooperate with Tenant (at no cost to Landlord) as necessary in connection with obtaining the Approvals. Any costs incurred by the Landlord in connection with the installation of the Communications Device and approvals will be reimbursed to the Landlord by Tenant. Tenant acknowledges that all work performed in connection with the installation of any satellite dish and/or electronic transmitter shall be performed in such a manner so as to preserve all of Landlord's warranties with respect to the roof.

2. Effective on the installation of the Communications Device ("Effective Date") through the remaining term of the Lease, Tenant shall pay to Landlord as Communications Device Rent the annual sum of two thousand five hundred dollars ($2,500.00), payable in equal consecutive monthly installments of two hundred eight and 33/100 dollars ($208.33) along with the Monthly Installment of Base Rent as outlined in the Lease. In the event the Effective Date is not the first day of the month, the Communications Device rent from the Effective Date to the end of the month will be prorated.

3. Except in the event of an emergency in which case no advance notice shall be necessary, if Landlord contemplates or desires to make any repairs to the roof of the Building or requires access to the roof of the Building which either (a) requires temporary removal or relocation of the communications Device, or (b) may result in an interruption in Tenant's use of the Communications Device, Landlord agrees to notify Tenant at least five (5) business days prior to the date on which such roof repair work or access will commence or be necessary.

4. Tenant and/or its agents and representative shall not enter on to the roof of the Building for purposes of examination and repair and maintenance of the Communications Device without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

5. Tenant and Landlord acknowledge that Tenant's right to install a communications device is not an exclusive right and that Landlord may grant other parties the right to install other communications devices on the roof of the Building so long as any such installation made after Tenant's installation of Tenant's Communications Device does not, in Landlord's judgment, materially interfere with Tenant's use of the Communications Device.

6. Tenant shall provide written notice to Landlord of the party or parties to be responsible for installation, repair, maintenance and service of the Communications Device, which party or parties must be approved by Landlord prior to their undertaking any such installation, repair, maintenance or service on or to the Communications Devices. All responsible parties must maintain and provide insurance coverage to the Landlord in an amount and in a term acceptable to Landlord. Upon Landlord's request from time to time, Tenant shall provide or cause to be provided to Landlord evident of such insurance.

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7.   At the termination of the term of the Lease, Tenant shall, subject to the terms of Paragraph 8 hereof and unless otherwise directed by Landlord, remove the Communications Device from the roof of the Building.

8. Notwithstanding any other provisions hereof to the contrary, Tenant does hereby agree to indemnify and hold harmless Landlord from any losses, costs, claims, injuries, actions, causes of action, expenses or liabilities of any sort whatsoever (including attorneys' fees) arising by reason of the installation, construction, maintenance or use of Communications Device, connecting equipment and associated wiring. Upon termination of the Lease for any reason, whether upon the expiration of the lease term, by reason of Tenant's default, or otherwise, Tenant shall remove the Communications Device, connecting equipment, associated wiring and any non-structural additions and alterations to the Premises and roof and repair and restore any damage resulting from such removal to a condition materially equivalent to the condition existing prior to the installation of such Communications Device and connecting equipment at Tenant's sole cost and expense. Tenant shall be responsible for all repairs and maintenance of Communications Device, connecting equipment and such associated wiring, and Landlord shall have no responsibility for, and Tenant hereby waives all claims against Landlord in connection with, any damage to the Communications Device, connecting equipment or associated wiring from any cause whatsoever. Notwithstanding any other provision hereof to the contrary, Tenant shall be responsible for all damage and injuries resulting from the installation, maintenance, operation or use of the Communications Device, connecting equipment and associated wiring, including, but not limited to, damage to the roof, or Building, or Landlord's or any other tenant's personal property, by reason of any roof damage or leaks resulting therefrom. In the event Tenant fails to pay any amounts for which it is responsible hereunder within fifteen (15) days after receipt of written notice thereof by Tenant, Landlord may elect to pay the same for and on behalf of Tenant and thereafter collect from Tenant the amounts so expended together with interest thereon at the rate of Ten percent (10%) per annum.

9. Tenant agrees to cooperate with and take responsible steps to relieve and correct any interference with broadcasting activities of the Landlord or any other tenant of the Building caused by Tenant's use of such roof space. As used herein and throughout this Lease, "interference" with the broadcasting activities shall mean (i) interference within the meaning of the provisions of the recommended practices of the Electronics Industries Association ("EIA") and the rules and regulations of the FCC then in effect, or (ii) a material impairment of the quality of either sound or picture signals on a broadcast activity in any material portion of the protective service area (as such area is or may be defined by the FCC during the period of operation of such activity), as compared with that which would be obtained if no other broadcaster was broadcasting from the roof of the Building or had any equipment on the roof of the Building.

                                      -3-
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     If interference results from the failure to comply with the recommended practices of the EIA or the rules and regulations of the FCC on the part of the Tenant, then Tenant shall promptly remove such interference at its sole cost and expense.

     During the term of this Lease, interference caused by change of facilities or in a manner of operation thereof by Tenant or by the operation of additional facilities by Tenant, shall be promptly eliminated at the sole cost and expense of Tenant.

10. Tenant, at its sole cost and expense, shall install any screening device reasonably requested by the Landlord at any time to ensure that the satellite dish Communications Device cannot be viewed by the public. Such screening device shall comply with all governmental and quasi-governmental laws, rules, and regulations, as well as any requirements regarding the construction, maintenance, and removal of such device that Landlord may establish from time to time.

     All capitalized terms not otherwise defined or redefined herein shall have the same meaning as in the Lease. To the extent there is any conflict or inconsistency between the terms of this Amendment and the Lease, the terms of this Amendment shall govern. Except as set forth herein, the Lease shall remain in full force and effect. The parties hereby confirm that all of the other terms, conditions and provisions of the Lease have not been changed or modified hereby and are hereby ratified and confirmed and shall remain in full force and effect.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.

Tenant:  Focal Communications         Landlord: Teachers Insurance &
                                                Annuity Association


By:   /s/ Brian F. Addy               By:   /s/ S. Marc Flannery
    -------------------                   ----------------------

Its: Executive Vice President         Its:   Assistant Secretary
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